Exhibit 99.1

Jim Pennetti:	Good afternoon welcome to our 2nd Quarter financial results conference call.

Hopefully you’ve had an opportunity to review the press release we distributed at the opening of the market today. Joining me this afternoon are Unizan Financial Corp.’s President and CEO, Roger Mann, and Jim Nicholson, our Executive Vice President and Chief Operating Officer. This conference call is being broadcast live over the Internet on our website at www.unizan.com. Additionally, the call is being recorded and will be available later today via web cast replay on the Internet or via the telephone at 1-800-642-1687, for US participants or 760-645-9291 outside the United States. The conference ID number is 1427680. Unizan’s second quarter 10Q is scheduled to be filed on or about August 13th. Before we get started I would like to remind you that during the course of the call, we may make projections or other forward-looking statements regarding future events for the financial performance outlook of Unizan. We caution you that such statements are only predictions and that actual events and results may differ materially. Reference is also made in Unizan Financial Corp’s filings with Securities and Exchange Commission including its annual report on Form 10K for the year ended 12/31/02 and other periodic filings. In addition, the corporation will file an 8K of the transcript from this conference call. Now at this time I would like to turn the call over to Roger for some opening comments. Roger.

Roger Mann:

Thank you Jim and good afternoon everyone. Thank you for participating in our call and for your continued interest in our company. Unizan’s second quarter results were impacted by three items. The defined benefit plan, the securities gains, net of the impairment charge on a trust preferred security and the write down on the MSR asset, however when you set those items aside our second quarter results were in line with our expectations. The low interest rate environment continues to present challenges however, I am pleased with our advances in the following. Our home equity portfolio continues to grow as our retail efforts led to new loans and new client relationships. Our corporate lending and SBA lending areas were especially strong. We continue to expand in our competency in this area and implement our strategic emphasis on business banking including an enhanced focus on cash management. We achieved substantial core deposit growth as we continue to execute our aggressive marketing campaign to grow core deposits during this period under the leadership of our newly appointed Chief Deposit Officer. A continued favorable rate environment for mortgage banking led to another quarter of solid mortgage banking production. Our wealth management team is executing their aggressive plan to increase our overall profitability and improve our non-interest income. And also, the reduction of operating expenses continues to be an ongoing corporate focus. Even in this era of margin compression and challenging economic times, we have established and are executing a solid strategic plan that positions the organization for long term growth and enhances shareholder and franchise value.

Now, let’s take a closer look at the financial results from the second quarter which Jim Pennetti will now review with you. Jim.

Jim Pennetti:

Thank you Roger. I am going to provide some more detail on the second quarter results since there were several unusual items which impacted the quarter’s earnings. As you saw in the release, net income for the second quarter of ‘03 was $6.8 million, or $.30 per diluted share, and last quarter we earned $7 million, or $.32 per diluted share. I’ll summarize the differences in net income comparing the two quarters and discuss what items impacted our earnings for the second quarter. Starting first with total interest income, which decreased from $37.4 million in the first quarter to $36.4 million in the second. Interest and fees on loans decreased by $1.5 million, and one factor which contributed to this decrease was the write off of $866,000 of accrued interest and fees receivable on non-performing and charged off loans. This write off was primarily related to Unizan’s systems conversion and the treatment of accrued interest and fees on the loan system. The systems issue has now been corrected with additional controls and procedures put in place to monitor the loan system.

Interest income was also negatively impacted by the continuing decline in rates and a decrease in commercial real estate and residential real estate loans, which were somewhat offset by a 17.6% annualized growth in commercial loans, and 12% annualized growth in our home equity product. Residential real estate production continued very strong during the quarter, and we continue to sell fixed rate mortgages into the secondary market. Since December 31, ‘02, our commercial loan portfolio has grown over 25% on an annualized basis. Despite the economy and an increase in competitive pressure in our markets, our lenders have continued to build this portfolio. However, this portfolio has felt the effect of loans that have repriced fairly rapidly both from new production and the re-financing of existing loans. The commercial real estate portfolio’s decline is again due to the tremendous competition for good loans. The supply of good credit eligible borrowers has remained constant at best—while the demand by banks to get good assets on their books has increased.

Turning now to total interest expense, which increased by $300,000 from the first quarter to the second quarter, deposit interest expense increased by $600,000 from quarter to quarter and this increase relates to growth in Unizan’s money market and checking with interest accounts. As we discussed in the last quarter’s conference call, one of our strategic iniatives is to grow core deposits, and during the first five months of 2003 we undertook a statewide campaign to grow money market and checking with interest balances and accounts. In that period, over $123 million of new deposits were brought into the bank along with almost 500 new clients. These deposits had a 90-day teaser rate which impacted our interest expense during the second quarter. As these teasers expire, and they began to expire in early May, the rates on these accounts will drop back to market rates. We’ve had very good success thus far in retaining these relationships and balances. We continue to believe that altering our deposit mix and growing core deposits will benefit Unizan in the long run. I would also like to mention that we had strong growth in non-interest bearing checking accounts, as our corporate bankers continued to execute on our strategy of increasing our corporate relationships including deposit relationships with our business clients.

Interest expense for the quarter was positively impacted with the decrease of $33 million of CD’s, including some public fund CD’s, which we allowed to run off. Interest on borrowings from quarter to quarter was down $255,000, as total borrowings decreased $91 million including $67 million of short term and long term Federal Home Loan Bank advances. Management took every opportunity to pay down advances and did not renew maturing advances given our deposit growth in the quarter.

Net interest income decreased by $1.3 million, or $.04 per diluted share from quarter to quarter. The provision expense was $223,000 less in the second quarter than in the first, which equates to less than a $.01 per diluted share. Jim Nicholson is going to discuss credit quality in some detail in a few minutes, but I will mention that our loan loss analysis shows that we are adequately reserved at this time. Looking at the loan totals from quarter to quarter, the provision added, and the net charge offs, the allowance to loans ratio is at 1.29%, the same as at March 31,’03. We continue to monitor our credits and our loan portfolios, our loan loss reserve methodology and the assumptions made for the analysis and we are comfortable with the level of our loan loss reserve.

Now turning to non-interest income, which increased from $7 million in the first quarter to $7.7 million in the second quarter. Let me break this down a little bit more so you can understand the item, which impacted non-interest income during the quarter. First security gains and losses. We recognized a permanent impairment charge of $960,000 or $.03 per diluted share on the North Country trust preferred security which we discussed in the first quarter 10Q. This was booked as a security loss. We will continue to monitor the public filings of North Country and we’ll continue our internal credit analysis as we go forward. For the investment portfolio we were fairly active in the second quarter as we executed three bond swaps and the sale of a $4 million trust preferred security. With the first two swaps, we sold about $30 million of mortgage backs and CMO’s and purchased mortgage backs and CMO’s, which will give us some additional protection against pre-payment risk without increasing our extension risk to any great degree. We also sold about $7 million of corporate bonds to take advantage of narrowing spreads in this sector due to the perception of an improved economy and improved corporate profits. These proceeds were re-invested in various mortgage backs and CMO’s. And finally, we sold $4 million of a trust preferred security at a gain of $877,000. We saw that this security was trading at a very high premium and believe that it probably reached its pricing peak. In total, we recognized $1.4 million of securities gains in the quarter or after tax about $.04 per diluted share. We will continue to actively manage the investment portfolio in the coming months and in general will actively manage the balance sheet to attempt to reduce our margin compression. We are currently analyzing additional security sales and analyzing the possible pay down the high cost federal home loan bank advances. This will allow us to get high cost borrowings off the book and take advantage of the appreciation in the investment portfolio without sacrificing future earnings.

During the second quarter, we sold $5.3 million of SBA loans for gains of $791,000 compared with $760,000 of gains in the first quarter with $7 million of loans sold. The SBA/government guaranteed market was very strong in the second quarter both from an origination perspective and relative to secondary market sales. Fee income is on a record pace for the organization and is primarily the result of extremely strong secondary market pricing for these credits. Unizan sold $95 million of mortgage loans in the second quarter with gains of $1.4 million or approximately the same gains as in the first quarter. Other operating income was down by $342,000 from first quarter to second quarter of ‘03. The biggest impact of that line item was the write down of the mortgage servicing asset. During the second quarter, we wrote down the mortgage servicing rights by $734,000 versus a write down of $391,000 in the first quarter of ‘03.

Turning now to non-interest expenses, I will give some more detail on some of the more significant items there. Total other expenses increased by $100,000 from first quarter to second quarter. First, salaries and benefits increased by $600,000 from quarter to quarter. During the second quarter Unizan completed the termination of its defined benefit plan at an additional cost of approximately $1.2 million or after tax $.04 per diluted share. We have discussed this item before and the actual expense came in at our earlier projection of $1.2 million. Deferred loan origination cost increased by $500,000 in the second quarter. These additional costs—primarily in our mortgage and commercial loan portfolios—helped to offset the increased expense in the quarter for the DB plan. While adjusted for the defined plan and the additional deferred loan origination costs, salaries and benefits actually decreased by about $100,000 in the quarter.

Other operating expenses increased by $445,000 or about $.01 per diluted share. That decrease was composed of decreases in other professional fees paid and a variety of other expense categories. Also, keep in mind that in the first quarter, we recognized an $84,000 goodwill impairment charge, which was of course not in the second quarter’s figures.

I will close by discussing the margin. As you saw in the release the margin for the second quarter of ‘03 was 3.19% compared with 3.54% in the first quarter. The write off of the accrued interest and fees receivable, which I discussed at the beginning of my comments, had a significant impact for the margin. If we normalize the margin for the second quarter, that is we back out the write down, the margin comes in at about 3.32% compared to the 3.54% in the first quarter. With the decline in rates during the quarter, the continue re-pricing of assets at lower yields and the impact of our cost of funds for the quarter, our margin pressure continued. The net interest margin for the six months ended June 30th was 3.36%; and on an adjusted basis it would be 3.43%, compared to 3.54% for the first three months.

Now, I will turn the call over to Jim Nicholson who is going to discuss credit quality.

Jim Nicholson:

Thank you Jim. Good afternoon everyone. Credit quality remained relatively stable during the quarter but showed some signs of deterioration. At June 30, 2003 Unizan’s non-performing loans were $23.4 million compared with $17.2 million at 3/31/03 and $14.3 million a year ago. Included in the $23.4 million of non-performing loans at 6/30 was $7.8 million of government guaranteed loans of which $6.4 million is guaranteed. On the surface, the overall rise and the level of non-performing loans is a little more alarming than what the detailed numbers would indicate. Of the $6.2 million increase in non-performing loans, $2.5 million is attributable to the guaranteed portions of sold government guaranteed loans, which have been repurchased from the investor due to their delinquency. Also $1.7 million of the increase is in the residential portfolio, which has historically had lower risk and loss experience. The remaining $2 million is secured by commercial real estate. Of the total $23.4 million of non-performing loans at 6/30 approximately $15.7 million are either residential loans or guaranteed by the government. The liquidation of the guaranteed portion of SBA loans has been slow nationally due to the volume of loans in liquidation and uncertainty regarding plans under consideration to centralize the processing of buy backs and liquidation. While this has increased delinquencies and non-performing assets, we see little risk of loss as these submissions are eventually processed. Our loss experience during the quarter and year to date in the residential portfolio continues to be good as net charge offs were approximately seven basis points and four basis points, respectively, on an annualized basis. While we are not necessarily pleased with the level and trend of non-performing loans, we believe the risk of these loans is somewhat mitigated based upon the previous discussion.

Net charge offs remained very manageable during the quarter. Net charge offs for the second quarter were $1.4 million compared with $1.3 million for the first quarter. Net charge offs to average loans were 29 basis points for the second quarter versus 26 basis points for the first quarter. We continued to experience an increase in charge offs in consumer loans and more specifically in the indirect portfolio due to the down economy and increased bankruptcies. This has been occurring for the better part of a year now; while our charge off levels are up from very low historical levels they are still quite manageable. Annualized net charge off percentages by portfolio for the second quarter were residential seven basis points, commercial three basis points, commercial real estate did not experience any charge offs during the quarter, aircraft was two basis points, government guaranteed 77 basis points, and consumer 165 basis points.

Delinquencies increased during the quarter. Delinquency ratio for all loan portfolios was 1.52% at the end of the second quarter versus 1.28% at 3/31/03 and 1.35% at year-end. Notes of interest regarding the delinquencies during the quarter were increases in commercial and commercial real estate loans, and a large decline in aircraft. Residential delinquency trends are consistent with Ohio and national trends; bankruptcies are up, and are a significant part of the numbers. Again, while this has caused increased delinquencies and non-performing assets we continue to see very little translation into losses. We continue to remain cautious as the economic uncertainty extends and record levels of bankruptcies continue.

The allowance for loan losses remains consistent. The allowance for loan losses to total loans ratio was 1.29% at the end of the second quarter, the same percentage level as the prior quarter. During the quarter, the provision for loan losses totaled $1 million compared to $1.3 million for the first quarter of ‘03, and $262,000 for the second quarter of ‘02. As Jim referenced earlier, we continue to develop migration analysis and other data to facilitate the substantiation and determination of adequate loss ratios and percentages by classification and portfolio. We continue to measure the inherent risk profiles of the portfolio and evaluate the allowance accordingly.

So in summary, while we have seen an increase in delinquencies and non-performing assets, we do not currently see this translating into significantly increased charge off levels. This is consistent with the nature of our portfolio—being real estate secured and government guaranteed. This remains a key area for us and we continue to manage it very closely. At this point I will turn the call back to Roger.

Roger Mann:

Thank you Jim. To conclude, we continue to be extremely cautious regarding the prospects of the rapid economic recovery in the second half of 2003. Margin compression is a given, however, we will not sacrifice credit quality or extend maturities on investments in order to improve our short-term net income. We will continue to explore balance sheet strategies to combat the margin pressure and to continue to execute on our wealth management strategic plan to increase non-interest income. Our strategic initiatives continue to focus on future earnings growth and increasing our franchise value. At this point I’d now like to turn the call back to the operator who will begin the question and answer portion of our call.

Operator:

At this time I would like to remind everyone in order to ask a question please press star one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Fred Cummings of McDonald Investments.

Fred Cummings:

Yes, good afternoon. Just a couple of quick questions, first Roger could you talk about this more in detail on this loan growth you are getting—it was pretty solid in the commercial area—I am particularly interested in the competitive environment in your market place.

Roger Mann:	Yes Fred, if you don’t mind I will let Nick respond to that; he’s got some detail in front of him.

Jim Nicholson:

Essentially we are executing on the strategy that we’ve laid out to expand our C and I portfolio, and quite frankly it starts with the fact that over the past nine months or so we’ve been assembling our commercial lending team in order to leverage on our infrastructure that we believe we’ve developed, as well as take advantage of the growth opportunities in the markets that we are in. Quite frankly, we are seeing results of that from the solid team that’s been developed here. As far as the competitive environment, we have encountered an extremely competitive environment; you know as the subset of qualified borrowers has remained constant—maybe even declined during this economic period. You know, all institutions are out there—they are trying to grow this segment of their balance sheet and when you have that increasing demand with a limited supply you see, obviously, increased competition. I think what we’ll see this translate into mainly is probably on the pricing. We continue to see a lot of competition, a lot of aggressiveness out there for the credit worthy deals in the pricing area.

Roger Mann:

Fred one of the things that I would like to compliment Nick on is the fact that I know we’ve passed on some transactions where we quite frankly, from a pricing standpoint, didn’t want to lock into fixed rates for an extended period of time. So, even though we have had good growth I am extremely pleased with the pricing of that growth and quite frankly the credit quality of that growth.

Fred Cummings:	And, if I can follow up Jim, in terms of the size of credits that you are booking now, are they pretty consistent with what’s been in the portfolio in the past?

Jim Nicholson:

Yes, we’ve not seen any real material change in the size of the credits and or the relationships. We’ve not gone out there with an increased appetite to find or expand into some real large relationships, that’s pretty consistent with what we’ve typically had in our portfolio.

Fred Cummings:	Okay, and then just one question for Jim Pennetti. Jim would you care to hazard a guess on the outlook for the margin here assuming you know we get steady rates from here to the end of the year?

Jim Pennetti:	We’ll hazard that Fred—is somewhere let’s say in the 325 range, 325 to 330.

Roger Mann:	Fred I want to compliment you, you got more out of him then I could.

Fred Cummings:	Yeah he did say he did hedge a little though.

Jim Pennetti:	I said I would hazard that guess.

Fred Cummings:	Okay, all right that is good. Thank you.

Roger Mann:	Thank you Fred.

Operator:	Your next question comes from the line Steve Alexopoulas of Putnam Lovell.

Steve Alexopoulas:

Hi gentlemen. Couple of questions first with personnel down, I think Jim said 100,000 quarter to quarter without the impact of the defined benefits charge—what’s really driving that, were there headcount reductions in the quarter?

Jim Pennetti:

I think Steve it’s just a continued evaluation of expenses related to that area also some impact perhaps by what occurred in that first quarter. If you recall, quite a bit of an increase from the fourth quarter the first quarter with the salary expenses and the increases in salaries due to the annual reviews etc., but that is something we’re continuing to watch as far as the headcount and additional additions to the staff.

Jim Nicholson:

Yeah, and I might add to that, this is Jim Nicholson, we continuously look at our organization and try to find efficiencies. We’ve had some opportunities recently where we might have had some functions that were not completely consolidated. They were occurring in different regions, and I know of two instances where we have been able to consolidate departments and realize some efficiencies just you know from the ongoing consolidation.

Jim Pennetti:

One of the other things, Steve, if we continue to look at and will here in the third quarter, our incentive plans, our commission plans for various departments, beginning to evaluate those a little more closely and see if there is any change that we might make to that, so it’s an ongoing process if you will of looking at that.

Steve Alexopoulas:	Okay.

Roger Mann:	Steve, also any additions to staff or even replacements to staff have to be approved by Jim Nicholson or myself.

Steve Alexopoulas:	Okay. Could you talk briefly maybe on the trend and aircraft collateral in the quarter, just what’s maybe going on there?

Jim Nicholson:

Yeah this is Jim Nicholson again; overall I would say the condition of the general aviation market has appeared to have stabilized over the past couple of quarters. As you recall, we changed our market approach and strategy to go into the singles and light twins; the piston single market in the past quarter has been the most stable. Prices remain pretty flat while activity is improving. In the piston multi-category you know that continues to perform pretty well. With few exceptions, most of that type of aircraft has been out of production for a number of years, so that segment tends to be just a little bit more immune to huge inventory numbers that have sent the turbines downward. The jet market as you know we do have a remaining portfolio of jets that I think approximates around $43 million, but we’re not currently targeting that market for future growth. I think prices continue to erode in that market primarily because of the extremely large levels of used inventory and there’s just not the demand out there. Although, we are staring to see some players start to enter that market looking for some bargains, so the demand maybe picking up a little bit, but still pretty big inventory levels and those values have not performed well.

Steve Alexopoulas:

Okay, great. Maybe just one final question for Jim Pennetti, Jim with the ten year up recently in mortgage back spreads also moving higher, could you talk maybe about your appetite for mortgage backs versus maybe the options of shrinking the balance sheet here?

Jim Pennetti:

I think Steve that is something that we’re analyzing here as far as shrinking the balance sheet somewhat. I mentioned in my comments that we were currently analyzing perhaps more sales of mortgage backs or CMO’s from the portfolio and then analyzing against that paying down some of the Federal Home Loan Bank advances that are sitting on our books out there at much higher rates. So, I think it is clearly an option for us to shrink the balance sheet somewhat to whatever degree we can and using that strategy in getting some of those home loan bank advances off the books. Otherwise, it’s relative to our philosophy. Relative to the investment portfolio, we continue to look at mortgage backs and CMO’s as a vehicle to get these cash flows reinvested. As loan demand picks up, obviously, we will be shifting over to loans whenever possible but, in the meantime, with the cash flows that are coming back, which continue to come back at pretty strong levels here, right now that’s the alternative that we see is continued to go into mortgage backs, CMO’s etc. But, we continue to look at those as much as possible to make sure we’re not going to get hurt, you know, to any great degree when the rates do start to go back up here, Steve. But, the deleveraging strategy that we’re now looking at and hope to execute on here as we move forward and make some decisions, like I said is to pay off some of those home loan bank advances, get out of some of those higher costs.

Steve Alexopoulas:	Okay, great, thanks Jim.

Operator:	At this time I would like to remind everyone in order to ask a question please press star one on your telephone keypad. Your next question comes from the line of Brad Ness of FBR.

Brad Ness:	How you guys doing?

Jim Pennetti:	Hey Brad.

Brad Ness:	First question, what have you guys done as far as your deposit pricing in light of the fed funds rate cut?

Jim Pennetti:

I will take a first crack at that Brad, I mean we evaluate our pricing of course every week and in discussions with our regional presidents obviously looking at competition and the treasury curve, etc. We have to whatever degree possible lowered those rates. We’re still remaining competitive to some degree especially in our money market, our savings, our checking with interest accounts. With CD’s we are probably at the lower half of the market place again with those CD’s; not necessarily trying to grow those at any great degree at this point, but we’ll certainly evaluating wherever we can remain competitive and yet keep those rates as low as possible.

Brad Ness:	If you had to guess the average decrease in the money markets, interest baring checking and savings account, and basis points that you reduced those rates what would they be?

Jim Pennetti:	As far as our market rates?

Brad Ness:	Yeah.

Jim Pennetti:	I’m thinking here, Brad. Well from a week-to-week basis since the Fed cut, it’s not been significant given the level of those rates already on those accounts.

Jim Nicholson:	I don’t think there is any question we’ve not been able to match – the entire cut that the Fed enacted.

Brad Ness:

Okay. And you guys still feel pretty confident about you know 325, 330 margin going forward in light of the fact that there’s limited room to move the deposit rates any lower, you guys have a decent number of loans that you re-price with prime and you, you know from my understanding you will continue this deposit promotion program?

Jim Pennetti:

The deposit promotion program; that program actually ended in May 1st, as far as the promotion and the teaser rates, Brad. Those teaser rates had 90 days to run, so we are not advertising for those deposits now we’re not out marketing those and we don’t have the teaser rate in place, we’re of course attempting to do now is retain those deposits, build those deposits based on current market rates, but the actual campaign ended May 1st.

Jim Nicholson:	Yeah, the initial media campaign did, now we continue throughout our financial centers to do the financial profiling and when we identify opportunities to generate additional interest checking and or money market accounts our financial centers personnel have the authority to offer a teaser rate, albeit lower than what the media campaign was—I mean that’s an ongoing process and campaign to generate those types of deposits but its more being done internally through our financial profiling process, and obviously with the lower rate environment the initial teaser rate is less then the previous campaign.

Roger Mann:

Brad it’s Rog, excuse me for jumping in but one of the things that I have really been pleased with particularly the last two quarters, we have really spent a lot of time with our training activity and getting out, if you will, throughout the distribution network the importance of low cost deposits. I am just extremely pleased with the level of understanding now that our personnel have as to the importance of low cost deposits. So, I’d like to think that some of this activity with our deposit growth and being able to grow low cost deposits is really starting to take hold under our chief deposit officer and his team.

Jim Pennetti:

Brad let me try to get at your initial question a little bit differently here on. Just looking at our time deposits and the average weighted rate over the last three months, starting in March when that was about 3.56 and it’s come down to 3.50 and 3.45. Then in June it was 3.40, so that’s continued to ratchet down on the time deposits. Now, on the DDA, money market, savings accounts, as I mentioned in my comments, with the special that we had in the teaser rates we were a little bit higher in April and May on those average weighted rates about 80 basis points versus March of 65 and that was due to the teaser rate that was out there in the early part of the quarter. But now, in June that rate has come back down on average to about 64 basis points so we’re starting to see that come down, and as a function of 90 days teaser rates starting to come off and those deposits going back to market rates.

Brad Ness:	Okay. Thanks guys.

Operator:	Your next question comes from the line of Steve Covington of Stifel, Nicholaus.

Steve Covington:

Good afternoon guys, many of my questions have been answered, but and I apologize if you’ve touched on this already I had to jump off for a second. What was your size of your trust assets; what were the size of your trust assets at the end of the quarter, and I guess along those same lines what trends are you seeing as far as overall account growth in that area?

Roger Mann:

Steve, Rog, we were just a little bit north of $1.1 billion. Couple of things that happened there, we recently brought in a new Director of Investments who had retired from a much larger organization and had actually some nationwide exposure and we’re starting to see I think some of the foundation in some of our larger clients and even some of our larger non-clients coming in to do business with us. Again, there’s been significant training going on in what I will call calling groups, we have started to cross pollinate and have weekly meetings with teams where you have a corporate banker, a personal trust officer, an investment manager, and a private banker. They actually are doing case studies and we’re starting to see a lot more referrals coming out of that group into our financial planning group. So, we’re starting to see something’s kick in there. Obviously with the market coming back a little bit that is helping us too, but overall I think we’ve probably brought in I am going to say between seven and ten new fairly senior people in that area that are starting to help us significantly.

Steve Covington:	That’s great, thanks.

Operator:	Your next question comes from the line of Fred Cummings of McDonald Investments.

Fred Cummings:	Just a follow up on the capital issue. Two questions here, Jim in terms of tangible capital ratio, I think it’s around 7% is that pretty much your floor in terms of your comfort level?

Jim Pennetti:

I think it is Fred, and one of the things we are doing is analyzing and re-analyzing our capital plan, and our capital policy going forward here including our dividend policy. Looking at capital projecting out as we look at the rest of ‘03 and our projections for ‘04, we’ve done some analysis to look at capital levels and set some targets as to where we want to be going forward with those. Right now on the risk based capital levels and the leverage ratio, we’ve established a floor of 50 basis points above the regulatory well capitalized level and now we’re looking at what targets we may want out there as we try to build capital going forward here.

Fred Cummings:

Yeah, and related—and Roger you maybe can comment on the pay out ratio now with the thrust of higher pay out ratio’s; yours is – you know this year you have depressed earnings but when we look to next, year assuming earnings rebound, your payout ratio is going to be somewhat depressed vis-à-vis some of the others—what’s your thoughts on that Roger?

Roger Mann:

Yes, but obviously we’ve been doing an awful lot of reading and studying of that, our capital markets committee, at the director level, is in the process of analyzing, if you will, our forward-looking position on our dividend policy. I’d rather not comment on any further at this time except to state that obviously that is under review and we’ll be coming out I think probably in the next quarter or two with a new direction.

Fred Cummings:	Okay. Thank you.

Operator:	Your next question comes from Stephen Alexopoulos of Putnam Lovell MBF.

Stephen Alexopoulos:

Hi, actually you answered my question on trust, but maybe I’ll follow up with a question to Roger. Roger, I was wondering how you were thinking now about maybe in addition to the new senior people in wealth management maybe your thoughts on acquisition now with the new head in that business?

Roger Mann:

Steve I, and I want to be a little bit cautious here I am really still very, very cautious on the economy for the rest of 2003 and even going forward in 2004. You know I’m extremely pleased with the growth of our company you know we’re really only a little bit over what 15 or 16 months old. I just want to make sure we’ve really got our house in order. I mean, obviously if something does just fall into our lap we would certainly look at it Steve, but I want to continue through the third and fourth quarters refining some of the internal projects we have going on. We’re at the point now where we are really starting to get a handle on some of our line of business profitability. We’re taking it and we’re starting to see analysis of our branch profitability studies. So, I really want to continue to cross the t’s and dot the i’s internally, and not necessarily be aggressive at any expansion at this time.

Steve Alexopoulos:	Okay. Thanks Roger.

Operator:	At this time there are no further questions.

Roger Mann:

Once again, I’d like to thank you for joining us today and for your continued interest in our corporation. We look forward to keeping you updated on our franchise development and financial performance. In the meantime, as you are all aware if any of you have any questions pleases do not hesitate to call us we’ll be happy to take your call, and I’d like to thank you very much for your continued support and wish you a happy day. Thank you very much.

Operator:	This concludes today’s teleconference you may now disconnect.

[END OF CALL]